[TRANSLATION FROM HEBREW]

STATE OF ISRAEL

MINISTRY OF NATIONAL INFRASTRUCTURES
LICENSING AUTHORITY NATURAL RESOURCES

Oil Exploration

06 July 2011

Mr Bill Ottaviani Zion Oil & Gas Inc 22 Bareket, North Industrial Zone Caesarea 38900	Fax:04/6231427

Dear Sir

Re: Extension of License Asher Menashe /# 334
      Your letter dated 13 June 2011

In response to your above mentioned letter I hereby confirm the extension of the license up to 9 June 2012.The renewal of the license is subject to the execution of the following work program:

a.	No later than 1 November 2011update the geophysical maps, continue the geological analysis of the license and submit a summary report.
b.	No later than 1 December 2011 prepare an engineering analysis of Elijah-3 drilling and examine the possibility of deepening or moving from Elijah -3 and submit a summary report.
c.	No later than 1 December 2011 present a contract for a supplementary 2D seismic survey within the license area totaling approximately 10 kilometers.
d.
Prepare the seismic survey, process the data and submit the process report and ancillary material no later than 1 February 2012 to the National archives at the Geophysics Institute as defined in the guidelines for transferring seismic data.

e.	No later than 1 March 2012 prepare an interpretation of the new seismic survey, integrate with old lines, update the geophysical maps and submit a geophysical summary.
f.
No later than 1 April 2012 prepare a drilling prospectus that includes a description of the geological background, the purposes of the drilling the petroleum system/s that are related therein and a geological forecast and engineering plan for the proposed drilling.

g.	No later than April 1 2012 execute a contract with a drilling contractor to drill a new well or drill the existing well.

h.	Begin drilling no later than 1 June 2012.
i.	In the event that you do not continue drilling Elijah-3 you must seal the well in a final manner no later than 1 June 2012.
j.
You must deposit with the Commissioner an autonomous irrevocable bank guarantee for the amount of $35,000 U.S. dollars valid to 1 December 2012 as a guarantee for damages that may occur from activities as a result of the Menashe license and sealing the wells.

Sincerely

Dr. Michael Gardosh

Commissioner of Petroleum Affairs